Exhibit 99

CyberOptics Reports Strong Fourth Quarter Operating Results

Fourth Quarter Sales of 3D MRS-Enabled Products Rose 61% Year-Over-Year

Minneapolis, MN—February 19, 2019—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $18.1 million for the fourth quarter of 2018 ended December 31, an increase of 37% from $13.2 million in the fourth quarter of 2017. Fourth quarter earnings totaled $1.2 million or $0.16 per diluted share, up substantially from $503,000 or $0.07 per diluted share in last year’s fourth quarter.

For full-year 2018, sales totaled $64.7 million, an increase of 21% from $53.3 million in 2017. Earnings in 2018 came to $2.8 million or $0.39 per diluted share, up from earnings of $1.3 million or $0.19 per diluted share in 2017.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “CyberOptics’ improved fourth quarter operating results were driven in part by significantly higher sales of 3D Multi-Reflection Suppression (MRS)-enabled sensors and inspection/metrology systems. These technologically advanced products are giving CyberOptics a true competitive advantage in our targeted markets, and generated a substantial portion of our fourth quarter and full-year sales growth. Our fourth quarter revenues also benefited from customer acceptances for $1.1 million of MX600 memory module inspection systems that were previously expected to be recognized as revenue in the first quarter of 2019. And in an important milestone, in the fourth quarter of 2018 we received our first purchase order for our 3D MRS-enabled sensor for mid-end semiconductor inspection. We believe our suite of 3D MRS-enabled products and family of WaferSense sensors for the semiconductor market will drive CyberOptics’ continued growth and profitability in 2019 and beyond.”

Sales of sensors and inspection/metrology systems based on 3D MRS technology increased 61% year-over-year in the fourth quarter of 2018 to $6.1 million, and increased by 47% on a year-over-year basis for all of 2018 to $21.1 million. Sales of 3D MRS based products and WaferSense sensors accounted for slightly more than 50% of CyberOptics’ total sales in the fourth quarter of 2018.

Sales of OEM sensors rose 66% year-over-year in the fourth quarter of 2018 to $5.8 million. This increase was paced by sales of 3D MRS-enabled sensors, which grew 151% year-over-year to $2.3 million. OEM sensor sales are forecasted to decline in the first quarter of 2019 on a year-over-year basis, as customers have reduced orders due to sluggish market conditions that emerged late in the fourth quarter of 2018.

Sales of inspection/metrology systems increased 46% year-over-year in the fourth quarter of 2018 to $9.2 million. Within this category, sales of 3D MRS-enabled SQ3000 automated optical inspection (AOI) systems, including the new SQ3000™ 3D CMM that incorporates AOI with metrology functionality, rose 40% year-over-year to $3.7 million. System revenues in the fourth quarter benefited from customer acceptances for $1.1 million of MX600 memory module systems, and from $1.3 million of X-ray system sales. CyberOptics expects to recognize revenue for approximately $2.7 million of its MX600 backlog in the first quarter of 2019.

Sales of the WaferSense product line declined 9% year-over-year in the fourth quarter of 2018 due to normal fluctuations in quarterly sales flows and overall softness in the semiconductor capital equipment market. Sales of these quality and productivity-enhancing tools are forecasted to rebound in the first quarter of 2019, given strong order activity early in the quarter. Additional WaferSense applications are under development, and CyberOptics believes its family of high-margin WaferSense products will figure prominently in the company’s growth and profitability over the next few years.

Initial purchase orders have been received for MRS-enabled 3D sensors and sub-systems for mid-end semiconductor inspection applications. Many potential customers, including OEMs and system integrators, are actively evaluating our 3D MRS sensor for semiconductor mid-end and advanced packaging inspection, given its high-resolution with speeds two to three times faster than competing sensors now on the market. Sales are forecasted to grow gradually in 2019, with increasing momentum in 2020 and beyond. CyberOptics believes semiconductor mid-end and advanced packaging inspection applications represent an important long-term growth opportunity.

CyberOptics ended the fourth quarter of 2018 with an order backlog of $13.6 million, down from $19.7 million at the end of the third quarter. The current backlog, which includes orders of $3.3 million for MX600 systems, was affected by the sluggish market conditions that emerged late in the fourth quarter of 2018. As a result, the company is forecasting sales of $14.00 to $15.25 million for the first quarter of 2019 ending March 31. CyberOptics believes 2019 should be another year of sales and earnings growth.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor mid-end and advanced packaging inspection applications and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Fourth Quarter Conference Call and Replay

CyberOptics will review its fourth quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 1-877-260-1479 prior to the start of the call and providing the conference ID: 2197353. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 1-888-203-1112 and providing conference ID: 2197353. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2018	2017	2018	2017
Revenue	$18,063	$13,176	$64,720	$53,333
Cost of revenue	10,371	7,139	36,109	28,573
Gross margin	7,692	6,037	28,611	24,760
Research and development expenses	2,234	2,130	8,819	8,022
Selling, general and administrative expenses	3,976	3,836	16,389	15,657
Amortization of intangibles	9	16	44	66
Income from operations	1,473	55	3,359	1,015
Interest income and other	28	34	220	(107)
Income before income taxes	1,501	89	3,579	908
Provision (benefit) for income taxes	308	(414)	752	(404)
Net income	$1,193	$503	$2,827	$1,312
Net income per share - Basic	$0.17	$0.07	$0.40	$0.19
Net income per share - Diluted	$0.16	$0.07	$0.39	$0.19
Weighted average shares outstanding - Basic	7,074	6,968	7,028	6,946
Weighted average shares outstanding - Diluted	7,303	7,176	7,208	7,075

Condensed Consolidated Balance Sheets
	December 31, 2018	Dec. 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$9,248	$6,944
Marketable securities	5,771	6,670
Accounts receivable, net	15,859	10,772
Inventories	16,163	14,393
Other current assets	2,096	1,593
Total current assets	49,137	40,372

Marketable securities	10,322	9,073
Intangible and other assets, net	1,699	1,746
Fixed assets, net	2,861	2,307
Other assets	259	261
Deferred tax assets	5,422	5,742
Total assets	$69,700	$59,501

Liabilities and Stockholders’ Equity
Accounts payable	$8,513	$4,294
Accrued expenses	4,204	2,678
Total current liabilities	12,717	6,972

Other liabilities	772	247
Total liabilities	13,489	7,219

Total stockholders’ equity	56,211	52,282
Total liabilities and stockholders’ equity	$69,700	$59,501